Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports First Quarter Fiscal 2020 Results

•	First quarter 2020 revenue of $159.7 million was a record, up 2% sequentially and 28% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $10.3 million, or $0.16 per diluted share

•	Cash provided by operating activities was $30.8 million, resulting in a cash balance of $218.3 million

•	0.9 million shares were repurchased for $11.0 million

•	Second quarter 2020 guidance: revenue between $145 and $155 million with diluted EPS between $0.11 and $0.17

BROOKFIELD, Conn. March 4, 2020 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2020 first quarter ended February 2, 2020.

First quarter revenue was a record $159.7 million, 2% better than the previous quarter and 28% better than the same quarter last year. Integrated circuit (IC) revenue was $107.0 million, down 5% sequentially and up 13% compared with the first quarter of last year. Flat panel display (FPD) revenue of $52.8 million was also a record, up 21% compared with last quarter and 77% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $10.3 million ($0.16 per diluted share), compared with $9.7 million ($0.15 per diluted share) for the fourth quarter of 2019 and $5.3 million ($0.08 per diluted share) for the first quarter of 2019.

“We continued to perform well in the first quarter, achieving record revenues for the second consecutive quarter, as design activity remained high and we were able to extend our FPD leadership by bringing more capacity to the market,” said Peter Kirlin, chief executive officer. “IC revenues were up year-over-year, but down sequentially due to seasonal softness. An uptick in operating expenses associated with ramping our two new facilities drove operating margins below fourth quarter levels. Below the operating line, a foreign exchange gain and other one-time effects resulted in earnings of $0.16 per share. We generated $30.8 million cash flow from operating activities, resulting in a cash position of $218.3 million. Despite potential short-term impact that may result from the coronavirus, we are optimistic that our long-term goals for 2020 are still on track. We continue to develop investment plans to drive further profitable growth across our operations.”

Second Quarter 2020 Guidance

For the second quarter of 2020, Photronics expects revenue to be between $145 million and $155 million, and net income attributable to Photronics, Inc. shareholders to be between $0.11 and $0.17 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, March 4, 2020. The call can be accessed by logging onto Photronics’ website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2019, the company had 1,775 employees. The company has 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the operation or effects of the Section 382 Rights Plan and to the use of NOLs to offset future taxable income, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual and Quarterly filings with the Securities Exchange Commission under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. There is no assurance that Photronics’ expectations will be realized.

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